Exhibit 10.4

DESCRIPTION OF CHANGE IN CONTROL ARRANGEMENT WITH CEO

Mr. Converse and the Personnel and Compensation Committee have an oral agreement to provide him with a change in control agreement, which would pay him one year of base salary in the event of his termination or certain other events, following a change in control of the Company. This agreement has been in effect since Mr. Converse joined the Bank in 1994.

The Company’s ability to pay or accrue this amount during the period that the U.S. Department of Treasury (“Treasury”) holds any of the Company’s preferred stock issued in the Capital Purchase Program transaction is significantly limited by the Treasury’s executive compensation restrictions applicable to companies that participated in the Capital Purchase Program (the “TARP Standards”). The TARP Standards generally prohibit the Company from making any payments to the named executive officers and the Company’s next five most highly compensated employees for departure from the Company or upon most change in control events, other than compensation earned for services rendered or accrued benefits.